EXHIBIT (h)(7)

Expense Reimbursement Agreement

Effective as of April 26, 2022

Eaton Vance Funds

Boards of Directors and Trustees of the Eaton Vance Funds

Two International Place

Boston, Massachusetts 02110

Re: Expense Waiver/Reimbursement for Cash Sweep

Ladies and Gentlemen:

As you know, we and certain of our affiliates (collectively referred to herein as “we,” “us” or “our” as the context requires) currently provide administrative, advisory, distribution and/or other services to the Eaton Vance Funds. We hereby agree with each trust and/or corporation listed on Schedule A to this letter (each a “Company” and collectively the “Companies”) that for each series of a Company (each a “Fund”) we will waive our fees and/or reimburse operating expenses payable by that Fund by an amount equal to its pro-rata share of the advisory and administration fees paid by the Fund (net of waivers and sub-administration costs) (referred to herein as the “contractual expense reimbursement”) due to its investment in Government Portfolio, a series of Morgan Stanley Institutional Liquidity Funds (the “Cash Sweep Fund”)

Fund expenses are accrued, and any applicable contractual expense reimbursement are applied, daily.

The agreement in this letter will take effect as to each Fund as of the date first written above and will remain in effect for as long as a Fund invests in the Cash Sweep Fund. In addition, the agreements in this letter will terminate upon us ceasing to serve as the investment adviser of the Fund.

We, Eaton Vance Management and each Company are duly organized and validly existing under the laws of the jurisdiction in which they were formed. We acknowledge that all persons dealing with a Company that is Massachusetts business trust formed under a declaration of trust must look solely to the property of that Company for satisfaction of claims of any nature against the Company, as neither the trustees, officers, employees nor shareholders of the Company assume any personal liability in connection with its business or for obligations entered into on its behalf. Each Company acknowledges that all persons dealing with Eaton Vance Management must look solely to the property of Eaton Vance Management for satisfaction of claims of any nature against Eaton Vance, as neither the trustees, officers, employees nor shareholders of Eaton Vance Management assume any personal liability in connection with its business or for obligations entered into on our behalf.

Please sign below to confirm your agreement with the terms of this letter.

Sincerely,

Eaton Vance Management

By:	/s/ Deidre E. Walsh
Name:	Deidre E. Walsh
Title:	Vice President

Agreed:

On behalf of the Eaton Vance Funds

By:	/s/ James F. Kirchner
Name:	James F. Kirchner
Title:	Treasurer

SCHEDULE A to EXPENSE REIMBURSEMENT AGREEMENT

Dated: April 26, 2022

EATON VANCE GROWTH TRUST
EATON VANCE INVESTMENT TRUST
EATON VANCE MUNICIPALS TRUST
EATON VANCE MUNICIPALS TRUST II
EATON VANCE MUTUAL FUNDS TRUST
EATON VANCE SERIES FUND, INC.
EATON VANCE SERIES TRUST
EATON VANCE SERIES TRUST II
EATON VANCE SPECIAL INVESTMENT TRUST
EATON VANCE VARIABLE TRUST
EATON VANCE NEXTSHARES TRUST
EATON VANCE NEXTSHARES TRUST II
Core Bond Portfolio
Emerging Markets Local Income Portfolio
Eaton Vance Floating Rate Portfolio
Global Income Builder Portfolio
Global Macro Absolute Return Advantage Portfolio
Global Macro Capital Opportunities Portfolio
Global Macro Portfolio
Global Opportunities Portfolio
Greater India Portfolio
High Income Opportunities Portfolio
International Income Portfolio
Senior Debt Portfolio
Stock Portfolio
Tax-Managed Growth Portfolio
Tax-Managed International Equity Portfolio
Tax-Managed Multi-Cap Growth Portfolio
Tax-Managed Small-Cap Portfolio
Tax-Managed Value Portfolio
5-to-15 Year Laddered Municipal Bond Portfolio

Eaton Vance California Municipal Bond Fund (EVM) (NYSE American)
Eaton Vance California Municipal Income Trust (CEV) (NYSE American)
Eaton Vance Enhanced Equity Income Fund (EOI) (NYSE)
Eaton Vance Enhanced Equity Income Fund II (EOS) (NYSE)
Eaton Vance Floating-Rate Income Trust (EFT) (NYSE)
Eaton Vance Floating-Rate 2022 Target Term Trust (EFL) (NYSE)
Eaton Vance Limited Duration Income Fund (EVV) (NYSE American)
Eaton Vance Municipal Bond Fund (EIM) (NYSE American)
Eaton Vance Municipal Income 2028 Term Trust (ETX) (NYSE)
Eaton Vance Municipal Income Trust (EVN) (NYSE)
Eaton Vance National Municipal Opportunities Trust (EOT) (NYSE)
Eaton Vance New York Municipal Bond Fund (ENX) (NYSE American)
Eaton Vance Risk-Managed Diversified Equity Income Fund (ETJ) (NYSE)
Eaton Vance Senior Floating-Rate Trust (EFR) (NYSE)
Eaton Vance Senior Income Trust (EVF) (NYSE)
Eaton Vance Short Duration Diversified Income Fund (EVG) (NYSE)
Eaton Vance Tax-Advantaged Dividend Income Fund (EVT) (NYSE)
Eaton Vance Tax-Advantaged Global Dividend Income Fund (ETG) (NYSE)
Eaton Vance Tax-Advantaged Global Dividend Opportunities Fund (ETO) (NYSE)
Eaton Vance Tax-Managed Buy-Write Income Fund (ETB) (NYSE)
Eaton Vance Tax-Managed Buy-Write Opportunities Fund (ETV) (NYSE)
Eaton Vance Tax-Managed Buy-Write Strategy Fund (EXD) (NYSE)
Eaton Vance Tax-Managed Diversified Equity Income Fund (ETY) (NYSE)
Eaton Vance Tax-Managed Global Buy-Write Opportunities Fund (ETW) (NYSE)
Eaton Vance Tax-Managed Global Diversified Equity Income Fund (EXG) (NYSE)